KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD
2005 SECOND QUARTER AND SIX MONTHS RESULTS,
AND RAISES 2005 YEAR GUIDANCE

•	2005 second quarter earnings per share were $.72 compared with $.55 earned in the 2004 second quarter

•	2005 first six months earnings per share were $1.24 compared with $.91 per share earned in the 2004 first six months

•	2005 third quarter earnings per share guidance is $.65 to $.70 versus $.53 earned in the 2004 third quarter

•	2005 year earnings per share guidance raised to $2.50 to $2.60 from previous guidance of $2.45 to $2.55, versus $1.97 earned in the 2004 year

Houston, Texas (July 27, 2005) - Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings for the second quarter ended June 30, 2005 of $18,447,000, or $.72 per share, compared with $13,778,000, or $.55 per share, for the second quarter of 2004. The 2005 second quarter net earnings were above Kirby’s published earnings guidance range of $.65 to $.70 per share, but included a $404,000 net gain after taxes from the sale of marine equipment and loss on debt retirement. Consolidated revenues for the 2005 second quarter were $199,276,000, a 17% increase compared with $170,876,000 for the 2004 second quarter.

Kirby reported record net earnings for the first six months of 2005 of $31,726,000, or $1.24 per share, compared with $22,798,000, or $.91 per share, for the first six months of 2004. Consolidated revenues for the first six months of 2005 were $383,720,000, a 17% increase compared with $328,191,000 for the first half of 2004.

Marine transportation revenues and operating income for the 2005 second quarter increased 15% and 23%, respectively, compared with the second quarter of 2004. For the first six months of 2005, marine transportation revenues and operating income increased 15% and 31%, respectively, when compared with the first six months of 2004. The record results for both 2005 periods reflected continued strong petrochemical and black oil products volumes, and improved agricultural chemical volumes. The results were also favorably impacted by higher contract rate renewals, higher spot market pricing, fuel cost recovery and, effective January 1, 2005, escalators for labor and the producer price index on contracts over a year in duration. Ton miles for the 2005 second quarter declined 4% and 2% for the first half when compared with the corresponding 2004 periods. The slight declines were due to geographic product mix, more canal and less river demand, more delays at customers’ facilities due to dock congestion, and a higher number of barges being used for storage which generated revenue but no ton miles.

Diesel engine services revenues and operating income for the 2005 second quarter increased 31% and 58%, respectively, compared with the 2004 second quarter. For the first six months of 2005, revenues and operating income increased 28% and 49%, respectively, compared with the 2004 first six months. The record diesel engine services results reflected continued strong marine, offshore oil service, power generation and railroad markets, as well as the acquisition of Walker Paducah Corp. in April 2004. The record results were also positively impacted by modest price increases for both service and parts during the 2005 first six months.

The 2005 second quarter included a $1,795,000 net gain ($1,113,000 after taxes) from the sale of marine equipment. Kirby also recognized in the 2005 second quarter a loss on debt retirement of $1,144,000 ($709,000 after taxes). Kirby announced on May 31, 2005 the private placement of $200 million of 2005 senior notes with an interest rate equal to the London Interbank Offered Rate (“LIBOR”) plus 0.5%. With the proceeds, Kirby retired $200 million of 2003 senior notes with an interest rate of LIBOR plus 1.2%. This transaction will result in approximately $1,400,000 of annual pre-tax interest savings at the current $200 million senior note level. The net effect of the gain on sale of marine equipment and loss on the early extinguishment of the 2003 senior notes was $404,000 after taxes, or $0.016 per share.

Joe Pyne, Kirby’s President and Chief Executive Officer, commented, “Strong volumes in all of our marine transportation markets, coupled with rate increases and better operating conditions allowed us to achieve earnings of $1.24 per share for the first half of 2005, or 36% above the $.91 we reported for the first half of 2004. We continue to believe that our customers’ volumes are sustainable at these levels with some modest growth, which should be positive for our business.”

Mr. Pyne further commented, “We are forecasting net earnings for the 2005 third quarter in the $.65 to $.70 per share range, a 23% to 32% increase over reported 2004 third quarter net earnings of $.53 per share. For the 2005 year, we are increasing our net earnings guidance to $2.50 to $2.60 per share from previous guidance of $2.45 to $2.55. The current 2005 year guidance reflects a 27% to 32% increase over the 2004 net earnings of $1.97 per share. Capital spending guidance for 2005 remains in the $110 to $120 million range and includes approximately $65 million for the construction of 18 new 30,000 barrel capacity tank barges and 20 new 10,000 barrel capacity tank barges. In addition, this month we signed contracts for the construction of twenty-three 30,000 barrel capacity tank barges for delivery throughout 2006, with the final barge scheduled for delivery in January 2007.”

This earnings press release includes marine transportation performance measures for both the 2005 and 2004 second quarters and first six months. The performance measures include ton miles, revenues per ton mile, towboats operated and delay days. Comparable performance measures for the 2004 and 2003 years and quarters are available at Kirby’s web site under the caption Performance Measurements in the Investor Relations section. Kirby’s homepage can be accessed by visiting www.kirbycorp.com.

A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, July 28, 2005, to discuss the 2005 second quarter and first six months, and the outlook for the 2005 third quarter and year. The conference call number is 888-328-2514 for domestic callers and 706-679-3262 for international callers. The leader’s name is Steve Holcomb. An audio playback will be available at approximately 12:00 p.m. central time on July 28 through 6:00 p.m. on Friday, August 26, 2005, by dialing 800-642-1687 for domestic callers and 706-645-9291 for international callers. The conference ID number is 7953576. The conference call can also be accessed by visiting Kirby’s homepage at http://www.kirbycorp.com/ or at http://audioevent.mshow.com/247040. A replay will be available on each of those web sites following the conference call.

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA for the 2005 and 2004 second quarters and first six months with GAAP net earnings for the same periods is included in the Condensed Consolidated Financial Information in this press release.

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Through the diesel engine services segment, Kirby provides after-market service for large medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

CONFERENCE CALL INFORMATION

Date:	Thursday, July 28, 2005
Time:	10:00 a.m. central time
U.S.:	888-328-2514
Int’l:	706-679-3262
Leader:	Steve Holcomb
Passcode:	Kirby
Webcast:	http://www.kirbycorp.com/ or http://audioevent.mshow.com/247040

A summary of the results for the second quarter and first six months follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2005	2004	2005	2004
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$170,742	$149,065	$327,952	$284,558
Diesel engine services	28,534	21,811	55,768	43,633
	199,276	170,876	383,720	328,191
Costs and expenses:
Costs of sales and operating expenses	128,267	108,391	248,194	211,318
Selling, general and administrative	22,228	19,479	43,187	39,444
Taxes, other than on income	2,909	4,150	6,095	7,402
Depreciation and amortization	13,964	13,591	28,945	27,388
Loss (gain) on disposition of assets	(1,795)	196	(1,987)	198
	165,573	145,807	324,434	285,750

Operating income	33,703	25,069	59,286	42,441
Equity in earnings of marine affiliates	707	494	4	1,316
Loss on debt retirement	(1,144)	-	(1,144)	-
Other expense	(400)	(51)	(716)	(322)
Interest expense	(3,113)	(3,290)	(6,259)	(6,664)

Earnings before taxes on income	29,753	22,222	51,171	36,771
Provision for taxes on income	(11,306)	(8,444)	(19,445)	(13,973)

Net earnings	$18,447	$13,778	$31,726	$22,798

Net earnings per share of common stock:
Basic	$.74	$.56	$1.27	$.93
Diluted	$.72	$.55	$1.24	$.91
Common stock outstanding (in thousands):
Basic	24,945	24,434	24,907	24,392
Diluted	25,642	25,093	25,612	25,003

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2005	2004	2005	2004
	(unaudited, $ in thousands except per share amounts)
EBITDA: (1)
Net earnings	$18,447	$13,778	$31,726	$22,798
Interest expense	3,113	3,290	6,259	6,664
Provision for taxes on income	11,306	8,444	19,445	13,973
Depreciation and amortization	13,964	13,591	28,945	27,388
	$46,830	$39,103	$86,375	$70,823

Capital expenditures	$39,540	$32,013	$63,563	$56,060
Acquisitions of business and marine equipment	$7,000	$9,975	$7,000	$11,085

	June 30,
	2005	2004
	(unaudited, $ in thousands)
Long-term debt, including current portion	$217,638	$251,453
Stockholders’ equity	$471,808	$402,622
Debt to capitalization ratio	31.6%	38.4%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2005	2004	2005	2004
	(unaudited, $ in thousands)

Marine transportation revenues	$170,742	$149,065	$327,952	$284,558

Costs and expenses:
Costs of sales and operating expenses	106,795	92,081	206,447	179,047
Selling, general and administrative	17,260	15,228	33,572	30,732
Taxes, other than on income	2,757	4,049	5,807	7,182
Depreciation and amortization	13,247	12,846	27,522	25,862
	140,059	124,204	273,348	242,823

Operating income	$30,683	$24,861	$54,604	$41,735

Operating margins	18.0%	16.7%	16.7%	14.7%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2005	2004	2005	2004
	(unaudited, $ in thousands)

Diesel engine services revenues	$28,534	$21,811	$55,768	$43,633

Costs and expenses:
Costs of sales and operating expenses	21,473	16,233	41,742	32,167
Selling, general and administrative	3,240	3,017	6,350	6,051
Taxes, other than income	95	91	205	173
Depreciation and amortization	283	286	561	619
	25,091	19,627	48,858	39,010

Operating income	$3,443	$2,184	$6,910	$4,623

Operating margins	12.1%	10.0%	12.4%	10.6%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2005	2004	2005	2004
	(unaudited, $ in thousands)

General corporate expenses	$2,218	$1,780	$4,215	$3,719
Loss (gain) on disposition of assets	$(1,795)	$196	$(1,987)	$198

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2005	2004	2005	2004

Ton Miles (in millions) (2)	4,135	4,321	7,873	8,056
Revenue/Ton Mile (cents/tm) (3)	4.1	3.5	4.2	3.5
Towboats operated (average) (4)	241	237	241	234
Delay Days (5)	1,790	1,822	5,079	4,181
Average cost per gallon of fuel consumed	$1.55	$1.01	$1.44	$1.00
Tank barges:
Active			887	887
Inactive			65	43
Barrel capacities (in millions):
Active			16.6	16.3
Inactive			1.2	.8

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)	Marine transportation revenues divided by ton miles. Example: Second quarter 2005 revenues of $170,742,000 divided by 4,135,000,000 ton miles = 4.1 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)	Delay days measures the lost time incurred by a tow (towboat and tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.

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